Exhibit 3.1

DPW FINANCIAL GROUP, INC.

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

_______________ [__], 20___

DPW FINANCIAL GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY:

That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of said Corporation, and pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board has duly determined that two million (2,000,000) shares of preferred stock, par value of $0.001, shall be designated “Series A Convertible Preferred Stock,” and to that end the Board has adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Series A Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that the Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) dated ___________ ___, 2020 (the “Effective Date”) be, and hereby is, authorized and approved, which Certificate of Designations shall be filed with the Secretary of State of the State of Delaware in the form as follows:

Section 1.            Designation and Amount. Two million (2,000,000) shares of the preferred stock of the Corporation, $0.001 par value, shall constitute a class of preferred stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The relative rights, preferences and limitations of the Series A Preferred Stock shall be in all respects identical, share for share, to the Common Stock of the Corporation, except as otherwise provided herein.

Section 2.            Certain Definitions. The following terms shall have the meanings defined in this Section 2:

“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation, or executive order to close.

“Commencement Date” means _______________ [__], 20__.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, $0.001 par value, of the Corporation.

“Conversion Date” shall have the meaning set forth in Section 6(b)(ii).

“Effective Date” shall have the meaning provided in the second paragraph of this Certificate of Designations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Holder” or “Holders” shall mean each holder of shares of Series A Preferred Stock.

“Junior Securities” shall have the meaning set forth in Section 4(a).

“Liquidation” shall have the meaning set forth in Section 4(b).

“Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Series A Preferred Stock.

“Mandatory Redemption Notice” shall have the meaning set forth in Section 7(b).

“Mandatory Redemption Period” shall have the meaning set forth in Section 7(b).

“Notice of Conversion” shall have the meaning set forth in Section 6(b)(i).

“Parity Securities” shall have the meaning set forth in Section 4(a).

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Share Delivery Date” shall have the meaning set forth in Section 6(b)(ii).

“Stated Value” means $10.00 per share of Series A Preferred Stock.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

Section 3.             Dividends. The Holders shall be entitled to receive, on a quarterly basis with payments to occur no later than 90 days in arrears from each reporting period (each, a “Dividend Payment Date”), out of funds legally available therefor, dividends on each share of Series A Preferred Stock at the rate of 3% per annum based on a 360 day calendar year.  Such quarterly dividend shall be payable either in cash, or at the option of the Corporation, in additional shares of Common Stock, calculated by dividing the amount of the dividend then payable by the Stated Value.  In the event the Holder of Series A Preferred Stock shall convert the Series A Preferred Stock, in whole or in part, accrued and unpaid dividends on the amount so converted shall be payable as of the Conversion Date, pro-rated for any period of less than six months.

Section 4.             Rank; Rights on Liquidation, Merger, Sale, etc.

(a)          Rank. All shares of Series A Preferred Stock shall rank (i) senior to (A) all classes of Common Stock, and (B) any other class or series of capital stock of the Corporation hereafter created that specifically subordinates such class or series to the Series A Preferred Stock (collectively with the Common Stock, “Junior Securities”), and (ii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Parity Securities”).

2

(b)          Liquidation. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs (a “Liquidation”), then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of Junior Stock, the holders of Series A Preferred Stock shall be entitled to receive liquidating distributions in an amount equal to the Stated Value for each share of Series A Preferred Stock held by such Holders; provided that such liquidating distribution shall be made solely out of the securities acquired by the Corporation pursuant to the Share Exchange Agreement dated [_________, 2019] by and among the Corporation, the Holders and the other signatories thereto. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the Corporation’s remaining assets.

Section 5.             Voting Rights. Except as otherwise required by the DGCL, the holder of shares of Series A Preferred Stock shall not have the right to vote on matters that come before the stockholders.

Section 6.             Conversion of Series A Preferred Stock.

(a)          Optional Conversion. Each share of Series A Preferred Stock shall, commencing on the date that shall be six (6) months from the closing date of the above referenced Share Exchange Agreement, be convertible at the option of a Holder at any time and from time to time prior to the occurrence of any underwritten public offering of shares of Common Stock, at which time all shares of Series A Preferred Stock shall immediately prior thereto and without any action required by a Holder, be automatically converted (the “Initial Public Offering”), in each case into 3.75 shares of Common Stock (the “Conversion Rate”), subject to adjustment as provided in Section 6(d) below.

(b)          Mechanics of Conversion.

(i)       Before any Holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued (each, a “Notice of Conversion”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue.

(ii)       Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, in the case of a conversion pursuant to Section 6(a), and as soon as practicable after delivery of the certificate(s) evidencing the Series A Preferred Stock, within five (5) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders of Series A Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid. Conversion under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Conversion and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the “Conversion Date”).

(c)          Fractional Shares; Computation Certificates.

(i)       No fractional shares shall be issued upon conversion of the Series A Preferred Stock into shares of Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share for any shares in excess of one-half (1/2).

3

(ii)       Upon the occurrence of each adjustment of the Conversion Rate of Series A Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series A Preferred Stock a statement, signed by its independent certified public accountants, setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Rate for such Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series A Preferred Stock.

(d)          Adjustments of the Conversion Rate. The Conversion Rate of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i)       Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii)       Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date effect a subdivision of the outstanding Common Stock, the Conversion Rate in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Conversion Rate in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Rate then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(f)           Status of Shares. All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

4

(g)          Notice. Any notice required by the provisions of this Section 6 to be given to the Holders of shares of Series A Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder of Series A Preferred Stock with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor.

(h)          Cancellation of Series A Preferred Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 6 hereof or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Certificate of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(i)           Conversion Disputes.  In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (c) above as are not disputed.  If such dispute involves the calculation of the Conversion Rate, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s and the Holder’s equal expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations.  The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (c) above. If the accountant determines the Corporation’s calculations are correct, the Holder shall reimburse the Corporation for the accountant’s expense. If the accountant determines the Holder’s calculations are correct, the Corporation shall reimburse the Holder for the accountant’s expense.

Section 7.             Redemption.

(a)          Optional Redemption. On and after [___________, 20__], or twenty-four (24) months from the Commencement Date, the shares of Series A Preferred Stock shall be subject to redemption in cash at the option of the Corporation in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, if any (the “Redemption Price”). Funds available for redemption will be paid prior to any payment to any Holder of any other class or series of capital stock. Such shares of Series A Preferred Stock shall be redeemed and the Redemption Price shall be paid on a date that shall be not more than ten (10) Business Days following the date that written notice to the Holder is given by the Corporation’s intention to redeem such shares and the number of shares of Series A Preferred Stock to be redeemed.

(b)          Mandatory Redemption.

(i)       Unless previously converted into shares of Common Stock as contemplated hereby, any shares of Series A Preferred Stock issued and outstanding as of [___________ ___], 20___, or sixty (60) months from the Commencement Date (the “Mandatory Redemption Date”), shall, at the option of the then Holder(s) of Series A Preferred Stock, be subject to mandatory redemption and repurchase by the Corporation, at the Stated Value.

(ii)       If the Corporation fails to deliver to a Holder such funds pursuant to Section 7(b)(i) by the Redemption Date, the Stated Value of the total Series A Preferred Stock then issued and outstanding held by each Holder shall automatically be increased by five percent (5%) and the Mandatory Redemption Date shall be extended to [_______________ __], 20__, or by twelve (12) months.

(iii)       If the Corporation fails to deliver to a Holder such funds pursuant to Section 7(b)(ii) by [__________ __], 20__, the Stated Value of the total Series A Preferred Stock then issued and outstanding held by each Holder shall automatically be increased by ten percent (10%) and the Mandatory Redemption Date shall be extended to [______________ __], 20__, or by twenty four (24) months.

(iv)       Any shares of Series A Preferred Stock issued and outstanding as of [_________ ___], 20__, or eighty four (84) months from the Mandatory Redemption Date, shall, at the option of the then Holder(s) of Series A Preferred Stock, be subject to mandatory redemption and repurchase by the Corporation in cash, at the Stated Value. The Mandatory Redemption Date shall not be subject to any further extensions unless mutually agreed upon in writing by the Company and the Holders of the Series A Preferred Stock.

5

(c)          Redemption Procedures. Any Holder of Series A Preferred Stock seeking to redeem his, her or its Series A Preferred Stock pursuant to Section 7(b), at any time commencing on the Mandatory Redemption Date and for a period of three (3) business days (the “Mandatory Redemption Period”), deliver a notice to the Corporation of such Holder’s intention to effect a mandatory redemption of his or its Series A Preferred Stock (the “Mandatory Redemption Notice”). If any Holder of Series A Preferred Stock shall fail or refuse to deliver a Mandatory Redemption Notice by 5:00 P.M. (Eastern Standard Time) to the Corporation within the Mandatory Redemption Period, all rights of mandatory redemption set forth in this Section 7 shall expire. Payment of an amount (the “Redemption Amount”) equal to the product of the Stated Value and the number of shares of Series A Preferred Stock to be redeemed, as set forth in a timely delivered Mandatory Redemption Notice, shall be paid by the Corporation in immediately available funds to the Holder or his, her or its designees on a date (the “Redemption Date”) which shall be not later than thirty (30) days following the date of the Mandatory Redemption Notice.

Unless a Redemption Notice shall be timely delivered within the Mandatory Redemption Period, all rights of Holders of Series A Preferred Stock under this Section 7 shall expire.

Section 8.             Right of Participation in Private Placement. From after the Commencement Date, prior to the Initial Public Offering, in any private placement of the Common Stock (the “Offered Shares”) conducted at a price of less than $6.00 per such share (a “Private Placement”), the Corporation shall deliver to the Holder a written notice (the “Offer Notice”) of the Private Placement, which Offer Notice shall (x) describe the price and other terms upon which they are to be issued, and the number or amount of the Offered Shares to be issued, sold or exchanged, and (y) offer to issue and sell to the Holder shares of Common Stock at the price and other terms upon which they are to be issued in the Private Placement (the “Private Placement Offer”).

(i)        To accept the Private Placement Offer, in whole or in part, the Holder must deliver a written notice to the Corporation prior to the end of the fifth (5th) calendar day after the Holder’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of the subscription amount that the Holder elects to purchase (the “Notice of Acceptance”). The Corporation shall have twenty (20) Business Days from the expiration of the Offer Period to complete the Private Placement and in connection therewith to issue and sell the subscription amount to the Holder but upon terms and conditions set forth in the Offer Notice.

(ii)       Notwithstanding anything to the contrary contained herein, if the Corporation desires to modify or amend the terms and conditions of the Private Placement Offer prior to the expiration of the Offer Period, the Corporation shall deliver to the Holder a new Offer Notice and the Offer Period shall expire on the tenth (10th) Business Day after the Holder’s receipt of such new Offer Notice.

(iii)       If by the fifteenth (15th) Business Day following delivery of the Offer Notice, no notice regarding the abandonment of such transaction has been received by the Holder, such transaction shall be deemed to have been abandoned and the Holder shall not be deemed to be in possession of any material, non-public information with respect to the Corporation.

(iv)       The Private Placement Offer shall expire upon the closing of a Qualified Offering. For purposes hereof, “Qualified Offering” shall mean any private placement in which no less than five million dollars ($5,000,000) in gross proceeds is raised at a price of no less than $4.00 per share of Common Stock.

Section 9.             Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the Majority Holders, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock.

Section 10.           Waiver. Any right or privilege of the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Series A Preferred Stock or other securities exercisable for or convertible into Series A Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

6

Section 11.           Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series A Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

Section 12.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other transaction documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations.

Section 13.           Transfer of Series A Preferred Stock. A Holder may transfer some or all of its shares of Series A Preferred Stock without the consent of the Corporation to any Affiliate thereof. Any such transfer shall comply with all applicable securities laws.

Section 14.           Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series A Preferred Stock, in which the Corporation shall record the name, address and facsimile number and email address of the Persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 15.           Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the DGCL, of the Majority Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Corporation’s Certificate of Incorporation and Bylaws.

Section 16.           Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 17.           Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

7

Section 18.           Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

8

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of this [         ], 20___.

DPW FINANCIAL GROUP, INC.

By:
Name:	Darren Magot
Title:	Chief Executive Officer

9

FORM OF CONVERSION NOTICE

To:	DPW FINANCIAL GROUP, INC.

The undersigned owner of this Series A Convertible Preferred Stock (the “Series A Preferred Stock”) issued by DPW Financial Group, Inc. (the “Corporation”) hereby irrevocably exercises its option to convert __________ shares of the Series A Preferred Stock into shares of the common stock, no par value (“Common Stock”), of the Corporation in accordance with the terms of the Certificate of Designations of Corporation’s Series A Preferred Stock (the “Certificate of Designations”). The undersigned hereby instructs the Corporation to convert the number of shares of the Series A Preferred Stock specified above into shares of Common Stock issued at conversion in accordance with the provisions of Section 6 of the Certificate of Designations. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion and the recertificated Series A Preferred Stock, if any, not being surrendered for conversion hereby, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned thereto in the Certificate of Designations. So long as the Series A Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Series A Preferred Stock shall cease and the Person or Persons in whose name or names the Common Stock issued at conversion shall be issuable shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby and all voting and other rights associated with the beneficial ownership of such shares of Common Stock shall at such time vest with such Person or Persons.

Date and time:

Signature

Please print name and address (including zip code number):

10